BANCO ITAU S.A.
CNPJ. 60.701.190/0001-04                                      NIRE. 35300023978
                              Publicly Held Company

                Authorized Capital: up to 200,000,000,000 stocks
  Subscribed and Paid-in Capital: R$ 4,260,500,000.00 - 113,451,148,264 stocks

                      MEETING OF THE ADMINISTRATIVE COUNCIL
                             HELD ON AUGUST 5, 2002

         The meeting of the Administrative Council of BANCO ITAU S.A. was held at the corporate headquarters on August 5, 2002, under the presidency of Dr. Olavo Egydio Setubal deciding, unanimously and `ad referendum" of the next General Shareholders' Meeting, to change the head office from Rua Boa Vista n(0) 176 (CEP 01014-919) to Praca Alfredo Egydio de Souza Aranha n(0) 100 - Torre Itausa (CEP 04344-902).

         The meeting was then closed, and the present record was written, read, approved and signed by the participants. Sao Paulo-SP, August 5, 2002. (signatures) Olavo Egydio Setubal - President; Jose Carlos Moraes Abreu, Alfredo Egydio Arruda Villela Filho and Roberto Egydio Setubal - Vice Presidents; Carlos da Camara Pestana, Henri Penchas, Jose Vilarasau Salat, Luiz Assumpcao Queiroz Guimaraes, Luiz de Moraes Barros, Maria de Lourdes Egydio Villela, Persio Arida, Roberto Teixeira da Costa and Sergio Silva de Freitas - Councilors.

               I DO HEREBY CERTIFY THIS TO BE AN ACCURATE COPY OF
             THE ORIGINAL RECORDED IN THE OFFICIAL BOOK OF RECORDS.

                          Sao Paulo-SP, August 5, 2002.


                             ALFREDO EGYDIO SETUBAL
                           Investor Relations Director